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                                                                    EXHIBIT 99.1



Leap Wireless International Completes Acquisition Of
Operating Licenses in Tennessee

SAN DIEGO, March 20 /PRNewswire/ -- Wireless communications carrier Leap Wireless International, Inc. (Nasdaq: LWIN - news) today announced that it has completed a previously announced acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. (ChaseTel). The transaction gives Leap 11 C-Block licenses in Tennessee covering 6.6 million potential customers (1998 POPs) in markets such as Chattanooga, Knoxville, Memphis and Nashville. Leap previously owned 7.2 percent of ChaseTel.

Leap's innovative Cricket(SM) service concept was introduced in Chattanooga and Nashville, Tenn., by ChaseTel under an agreement that provided that ChaseTel controlled the business until Leap's acquisition of ChaseTel was complete. Cricket service, which lets customers make virtually unlimited phone calls in their local service area, is designed to change the way people communicate by bringing affordable wireless communications to the U.S. mass consumer market.

"Given the overwhelming response to Cricket service in its first two markets, we believe that our simple, affordable wireless service truly has been well received," said Susan G. Swenson, president and chief operating officer of Leap, and president and CEO of Cricket Communications, a Leap subsidiary. "We're excited about bringing Cricket to additional markets in Tennessee and across the United States."

"We are delighted to have played an important role in Cricket's debut," said Anthony Chase, CEO of ChaseTel. "We look forward to watching Cricket's progress in the coming years."

As previously announced, the Federal Communications Commission (FCC) issued an order approving Leap's acquisition of ChaseTel in February. A wireless company has since filed an Application for Review of the FCC order. Leap expects the FCC order to be upheld and will continue to introduce Cricket service in Tennessee markets and beyond.


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About Cricket Communications, Inc.

Cricket Communications, Inc., a subsidiary of Leap Wireless International, plans to change the way people communicate by bringing wireless communications to the U.S. mass consumer market. Cricket's service concept, called Comfortable Wireless and the around-town phone, is currently offered in Nashville and Chattanooga, Tenn. Cricket service lets customers make virtually unlimited calls in their local service area and receive calls from anywhere for one low, flat rate. Cricket's service also allows customers to make long distance calls by paying for these calls in advance. While roaming is not available, the local service area provides coverage where people live, work, and play. For more information, please visit www.cricketcommunications.com.

About Leap Wireless International, Inc.

Leap Wireless International, Inc., headquartered in San Diego, Calif., is a wireless communications carrier that deploys, owns and operates wireless networks in domestic and international markets with strong growth potential. In conjunction with its strategic partners, Leap has launched all-digital wireless service in the United States, Mexico and Chile through its operating companies. Leap is dedicated to bringing the benefits of reliable, cost-effective and high-quality voice and data services to domestic and emerging markets. For more information, please visit www.leapwireless.com.

This news release contains certain "forward-looking statements," including statements regarding the probability and effects of closing the contemplated transactions, the markets in which Leap expects to offer Cricket service and the appeal of the service. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions.
The ability of the Company to predict actual results and other future events is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by the Company are described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and other documents on file with the Securities and Exchange Commission. Those risk factors include uncertainties relating to costs, profitability and the ability to raise sufficient capital for continued expansion and operation.

Cricket, Comfortable Wireless and around-town phone are service marks of Cricket Communications, Inc.


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